FOR IMMEDIATE RELEASE

CONTACT:

Benjamin K. Stephen

Director, Investor Relations

703-904-5539

bstephen@quadramed.com

David L. Piazza

Vice President, Finance

703-742-5312

dpiazza@quadramed.com

TWO EXECUTIVES CONDUCT TRADES

UNDER ARRANGED SALES

RESTON, VA – (November 12, 2004) – QuadraMed Corporation (AMEX: QD) announced today that two of its executives, Michael S. Wilstead, President and Chief Operating Officer, and Dean A. Souleles, Executive Vice President and Chief Technology Office, have advised QuadraMed that they executed trades of the Company’s common stock in pre-arranged sales. A total of 75,000 shares of QuadraMed’s common stock have been sold by the individuals. The proceeds of these sales will be used to cover the individuals’ tax liabilities resulting from the vesting during 2004, of the 150,000 total restricted shares that were originally granted to them in 2001 and 2002. The two executives had previously filed trading plans that were established in accordance with SEC Rule 10b5-1, in May, 2004 but subsequently withdrew those plans on June 4, 2004 without making any trades, because the contemplated stock sales coincided with the Company’s $100 million Preferred Stock Offering which closed on June 17, 2004

Lawrence P. English, QuadraMed’s Chairman and Chief Executive Officer, also owns previously restricted shares that vested in 2004, but he has made no trades of the Company’s stock. English also withdrew a previously filed Rule 10b5-1 trading plan on June 4, 2004 without making any trades.

About QuadraMed Corporation

QuadraMed is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. From clinical and patient information management to revenue cycle and health information management, QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with optimum efficiency. Behind our products and services is a staff of more than 900 professionals whose experience and dedication to service has earned QuadraMed the trust and loyalty of customers at more than 2,000 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed’s Forward-Looking Statements

This press release contains forward-looking statements by QuadraMed within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”).

Note to editors: QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective owners.

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